Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS ENERGY ANNOUNCES DATE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Houston, Texas, April 15, 2020 — Stabilis Energy, Inc. (“Stabilis”) (OTCQX: SLNG), a leading integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services in North America, announced that it will hold its 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting") on September 17, 2020. The time and location of the 2020 Annual Meeting will be specified in a Notice of Annual Meeting and Proxy Statement for the Annual Meeting.
Stockholders of record of Stabilis common stock at the close of business on July 20, 2020 will be entitled to notice of, and to vote at, the 2020 Annual Meeting.
Stabilis has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the proxy materials for the 2020 Annual Meeting. To be considered for inclusion, such proposals must be received in writing by Stabilis before the close of business on May 21, 2020. The address for such stockholder proposals is Andrew Puhala, Corporate Secretary, Stabilis Energy, Inc., 10375 Richmond Avenue, Suite 700, Houston, TX 77042.
About Stabilis
Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which it believes makes it one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilisenergy.com.

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